THE NEW HOME COMPANY REPORTS FIRST QUARTER 2014 RESULTS

•	Total Revenues Increase 41% to $25.6 Million

•	Backlog of JV Communities Increases to 100 Homes and $97.0 Million

•	Lot Inventory Increases to Over 6,200 Owned and Controlled Lots

Aliso Viejo, California, May 7, 2014. The New Home Company Inc. (NYSE: NWHM) today announced results for the first quarter ended March 31, 2014.

First Quarter 2014 Highlights Compared to First Quarter 2013

•	Net income of $1.6 million, an increase from $0.2 million

•	Total revenues of $25.6 million, an increase of 41%

•	New home deliveries of 43 (including 33 from fee building projects), compared to 57

•	Homebuilding gross margin of 21.2%, compared to 20.1%

•	Fee building revenue was $20.5 million, an increase of 52%

•	Includes management fees from unconsolidated joint ventures ("JVs") of $1.7 million, an increase of 74%

•	Fee building gross margin increased $0.5 million to $1.1 million

•	Equity in net income from JVs of $0.8 million, an increase of $0.5 million

•	New home deliveries from JVs increased 30% to 30

•	Net new home orders from JVs increased 143% to 68

•	Owned or controlled lots, including lots held in JVs and fee building projects, increased to 6,204

“We produced continued growth during the first quarter of 2014,” stated Larry Webb, Chief Executive Officer. “During this period, we continued to grow our homebuilding platform, increasing our lot pipeline to over 6,200 well-located, premium lots in highly desirable California markets. As we move forward in 2014, we remain focused on expanding our attractive portfolio of communities to drive our growth, while continuing to generate attractive returns from our joint venture and fee building activities for the balance of 2014 and beyond.”

First quarter 2014 operating results

Total revenues for the first quarter 2014 were $25.6 million, compared to $18.1 million in the prior year period. Net income for the first quarter 2014 was $1.6 million, compared to $0.2 million, in the prior year period. The improvement in net income was primarily due to a $1.4 million tax benefit in first quarter 2014. In addition, we also experienced increases in equity in net income from JVs and fee building gross margin, offset partially by an increase in SG&A. Diluted earnings per share for the first quarter 2014 was $0.11. Excluding the $1.4 million tax benefit in the first quarter 2014, diluted earnings per share was $0.01.

Wholly Owned Projects

Home sales revenue for the first quarter 2014 was $5.1 million, compared to $4.7 million in the prior year period and new home deliveries were 10 for the first quarter 2014, compared to 12 in the prior year period. The average selling price of homes delivered was approximately $505,000 compared to $389,000 in the prior year period. This increase in revenue is primarily due to new home deliveries from communities with a higher average sales price. The Company expects that the average selling price will continue to vary from quarter to quarter due to the mix of product offered and the delivery of homes from new communities.

Homebuilding gross margin percentage for the first quarter 2014 was 21.2%, compared to 20.1% in the prior year period. Adjusted homebuilding gross margin percentage*, which excludes interest in cost of home sales, was 21.3%, compared to 21.7% in the prior year period, mainly attributable to a shift in product mix. SG&A expense for the first quarter 2014 was $2.7 million, compared to $1.4 million in the prior year period. As a percent of home sales revenue, SG&A was 53.0% for the first quarter 2014, compared to 29.1% in the prior year period. The increase in SG&A was a result of activity related to new communities, three of which are scheduled to open in the second quarter of 2014, and stock-based compensation related to being a public company.

New home orders were 10 in the first quarter 2014, compared to 17 homes in the prior year period. As anticipated, active selling communities at the end of the first quarter 2014 were three compared to three at the end of the prior year quarter. At the end of the first quarter 2014, the number of homes in backlog was 15, representing approximately $12.7 million of backlog dollar value, compared to 31 homes the prior year period, representing approximately $13.7 million of backlog dollar value. The average selling price of homes in backlog at the end of the first quarter 2014 was $849,000 compared to $443,000 at the end of the prior year period. The increase in average selling price of homes in backlog was primarily the result of a change in product mix, driven by the introduction of sales in a higher priced community.

Unconsolidated Joint Ventures (JVs)

The Company’s share of net income from JVs for the first quarter 2014 was $0.8 million, compared to $0.3 million in the prior year period.

The following sets forth supplemental information about the Company’s JVs. Such information is not included in the Company’s financial data for GAAP purposes. Home sales revenue of the JVs was $21.5 million and net income was $2.2 million for the first quarter 2014, compared to $30.8 million and $6.2 million in first quarter 2013, respectively. New home deliveries increased to 30 for the first quarter 2014, compared to 23 in the prior year period primarily due to an increase in community count. The average selling price of homes delivered in JVs was $717,000 compared to $1,338,000 in the prior year period due to the introduction of deliveries in a lower priced community in Santa Clarita, California. Homebuilding gross margin percentage generated by the JVs for the first quarter 2014 was 26.4%, compared to 26.7% in the prior year period. Adjusted homebuilding gross margin percentage* of the JVs, which excludes interest in cost of home sales, was 27.1%, compared to 29.1% in the prior year period.

New home orders in JVs were 68 for the first quarter 2014, compared to 28 new homes in the prior year period, primarily due to an increase in community count. At the end of the first quarter 2014, the JVs had 100 homes in backlog, representing approximately $97.0 million of backlog dollar value, compared to 59 homes in the prior year period, representing approximately $82.5 million of backlog dollar value.

Fee Building Projects

Fee building revenue for the first quarter 2014 was $20.5 million, an increase of 52.3% compared to $13.5 million in the prior year period. Management fees from JVs were $1.7 million for the first quarter 2014, compared to $1.0 million in the prior year period. The increase in fee building revenue in the first quarter 2014 compared to the first quarter 2013 is due to six new fee building agreements and the increase in management fees from unconsolidated joint ventures. Fee building gross margin for the first quarter 2014 was $1.1 million, compared to $0.5 million in the prior year period, mainly attributable to higher revenues.

* See "Reconciliation of Non-GAAP Financial Measures" beginning on page 11.

Initial Public Offering

In February 2014, the Company closed its initial public offering raising approximately $75.8 million in net proceeds after deducting underwriting discounts and commissions, other offering expenses and expenses related to the repurchase. Upon completion of the IPO, the Company had 16,448,750 common shares outstanding.

Conference Call Details

The Company will host a conference call and webcast for investors and other interested parties beginning at 10:00 a.m. Eastern Time on May 7, 2014 to review first quarter results, discuss recent events and conduct a question-and-answer period. The conference call will be available in the Investors section of the Company’s website at www.NWHM.com. To listen to the broadcast live, go to the site approximately 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, dial 1-877-407-0789 (domestic) or 1-201-689-8562 (international) at least five minutes prior to start time. Replays of the conference call will be available through June 7, 2014 and can be accessed by dialing 1-877-870-5176 (domestic) or 1-858-384-5517 (international) and entering the pass code 13580722.

About The New Home Company

NWHM is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California, including coastal Southern California, the San Francisco Bay area and metro Sacramento. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; continued volatility and uncertainty in the credit markets and broader financial markets; our future operating results and financial condition; our business operations; changes in our business and investment strategy; availability of land to acquire and our ability to acquire such land on favorable terms or at all; availability, terms and deployment of capital; continued or increased disruption in the availability of mortgage financing or the number of foreclosures in the market; shortages of or increased prices for labor, land or raw materials used in housing construction; delays in land development or home construction resulting from adverse weather conditions or other events outside our control; the cost and availability of insurance and surety bonds; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; the degree and nature of our competition; our leverage and debt service obligations; availability of qualified personnel and our ability to retain our key personnel; and additional factors discussed under the sections captioned “Risk Factors” included in our annual report filed with the Securities and Exchange Commission ("SEC").

Contact:

Investor Relations:
949-382-7838
investorrelations@thenewhomecompany.com

KEY OPERATIONS AND FINANCIAL DATA
(dollars in thousands)
(unaudited)

	Three months ended March 31,
	2014	2013	Change
Operating Data:
Revenues	$25,563	$18,139	$7,424
Home sales	$5,051	$4,667	$384
Homebuilding gross margin	$1,069	$937	$132
Homebuilding gross margin %	21.2%	20.1%	1.1%
Adjusted homebuilding gross margin % *	21.3%	21.7%	(0.4)%
Fee building revenue (1)	$20,512	$13,473	$7,039
Fee building gross margin	$1,061	$534	$527
Fee building gross margin %	5.2%	4.0%	1.2%
Equity in net income of unconsolidated joint ventures	$773	$272	$501
Net income	$1,571	$188	$1,383
Adjusted EBITDA *	$990	$645	$345
Interest incurred and capitalized to inventory	$241	$274	$(33)
Interest in cost of home sales	$5	$73	$(68)
Other Data:
New home orders	10	17	(7)
New homes delivered	10	12	(2)
Average selling price of homes delivered	$505	$389	$116
Average selling communities	3.0	4.0	(1.0)
Selling communities at end of period	3	3	—
Backlog (estimated dollar value)	$12,741	$13,724	$(983)
Backlog (homes)	15	31	(16)
Average selling price in backlog	$849	$443	$406

	March 31,	December 31,
	2014	2013	Change
Balance Sheet Data:
Cash, cash equivalents and restricted cash	$69,962	$9,672	$60,290
Real estate inventories	$75,497	$45,350	$30,147
Lots owned and controlled (2)	6,204	5,077	1,127
Notes payable	$34,301	$17,883	$16,418
Equity, exclusive of non-controlling interest	$142,417	$64,356	$78,061
Book capitalization	$176,718	$82,239	$94,479
Ratio of debt-to-capital	19.4%	21.7%	(2.3)%
Ratio of net debt-to-capital *	—%	11.3%	(11.3)%

(1) Fee building revenue includes management fees from unconsolidated joint ventures of $1.7 million and $1.0 million for the three months ended March 31, 2014 and 2013, respectively.
(2) Includes lots owned and controlled through joint ventures and fee building agreements.
* See "Reconciliation of Non-GAAP Financial Measures" beginning on page 11.

KEY OPERATIONS AND FINANCIAL DATA - UNCONSOLIDATED JOINT VENTURES
(dollars in thousands)
(unaudited)

	Three months ended March 31,
	2014	2013	Change
Operating Data:
Home sales	$21,500	$30,764	$(9,264)
Homebuilding gross margin	$5,681	$8,226	$(2,545)
Homebuilding gross margin %	26.4%	26.7%	(0.3)%
Adj homebuilding gross margin % *	27.1%	29.1%	(2.0)%
Net income	$2,188	$6,161	$(3,973)
Interest incurred and capitalized to inventory	$1,201	$572	$629
Interest in cost of home sales	$145	$745	$(600)
Other Data:
New home orders	68	28	40
New homes delivered	30	23	7
Average selling price of homes delivered	$717	$1,338	$(621)
Average selling communities	6.8	3.0	3.8
Selling communities at end of period	8	3	5
Backlog (estimated dollar value)	$96,952	$82,500	$14,452
Backlog (homes)	100	59	41
Average selling price in backlog	$970	$1,398	$(428)

	March 31,	December 31,
	2014	2013	Change
Balance Sheet Data:
Cash, cash equivalents and restricted cash	$24,274	$19,650	$4,624
Real estate inventories	$288,533	$266,317	$22,216
Lots owned and controlled	4,143	2,973	1,170
Notes payable	$83,915	$68,594	$15,321
The Company's equity	$34,122	$32,270	$1,852
Other partners' equity	$180,647	$171,762	$8,885
Book capitalization	$298,684	$272,626	$26,058

* See "Reconciliation of Non-GAAP Financial Measures" beginning on page 11.

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2014	2013
	(unaudited)
Assets
Cash and cash equivalents	$69,236,560	$9,541,361
Restricted cash	725,341	130,215
Contracts and accounts receivable	12,677,655	7,178,241
Due from affiliates	788,219	558,421
Real estate inventories	75,496,842	45,350,479
Investment in unconsolidated joint ventures	34,121,749	32,269,546
Property and equipment, net of accumulated depreciation	635,538	481,506
Other assets	2,814,363	3,439,527
Total assets	$196,496,267	$98,949,296

Liabilities and equity
Accounts payable	$15,952,831	$8,687,702
Accrued expenses and other liabilities	2,654,397	6,851,162
Notes payable	34,301,117	17,883,338
Total liabilities	52,908,345	33,422,202
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 16,448,750 shares issued and outstanding as of March 31, 2014	164,488	—
Additional paid-in capital	141,023,338	—
Retained earnings	1,229,221	—
Total The New Home Company Inc. stockholders' equity	142,417,047	—
Members’ equity	—	64,355,719
Noncontrolling interest in subsidiary	1,170,875	1,171,375
Total equity	143,587,922	65,527,094
Total liabilities and equity	$196,496,267	$98,949,296

CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three months ended March 31,
	2014	2013
Revenues:
Home sales	$5,051,320	$4,666,531
Fee building, including management fees from unconsolidated joint ventures	20,512,086	13,472,550
	25,563,406	18,139,081
Expenses:
Cost of homes sales	3,982,138	3,729,627
Cost of fee building	19,451,467	12,938,813
Abandoned project costs	86,104	159,587
Selling and marketing	398,188	277,020
General and administrative	2,278,309	1,081,854
	26,196,206	18,186,901
Equity in net income of unconsolidated joint ventures	773,220	271,856
Guaranty fee income	18,927	28,391
Other expense, net	(656)	—
Income before taxes	158,691	252,427
Income tax benefit (provision)	1,412,020	(64,745)
Net income	1,570,711	187,682
Net loss attributable to noncontrolling interests	500	—
Net income attributable to The New Home Company Inc.	$1,571,211	$187,682
Earnings per share
Basic	$0.11	$0.03
Diluted	$0.11	$0.03
Weighted average number of shares
Basic	13,931,389	5,913,592
Diluted	13,944,323	5,913,592

CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended March 31,
	2014	2013
Operating activities:
Net income	$1,570,711	$187,682
Adjustments to reconcile net income to net cash used in operating activities:
Deferred taxes	(1,442,533)	—
Amortization of equity based compensation	678,376	118,750
Distributions of earnings from unconsolidated joint ventures	1,074,526	333,406
Equity in net income of unconsolidated joint ventures	(773,220)	(271,856)
Depreciation	62,068	40,985
Abandoned project costs	86,104	159,587
Net changes in operating assets and liabilities:
Restricted cash	(595,126)	26,058
Contracts and accounts receivable	(5,499,414)	1,252,024
Due from affiliates	(229,798)	51,160
Real estate inventories	(13,232,467)	(634,559)
Other assets	2,067,697	(750,648)
Accounts payable	7,265,130	(1,725,027)
Accrued expenses and other liabilities	(4,196,765)	(416,786)
Net cash used in operating activities	(13,164,711)	(1,629,224)
Investing activities:
Purchases of property and equipment	(216,100)	(146,798)
Contributions to unconsolidated joint ventures	(2,756,173)	(15,958,558)
Distributions of equity from unconsolidated joint ventures	602,664	4,722,902
Net cash used in investing activities	(2,369,609)	(11,382,454)
Financing activities:
Net proceeds from issuance of common stock	87,800,022	—
Repurchase of common stock	(11,988,281)	—
Cash contributions from members	—	11,600,000
Borrowings from notes payable	2,750,692	3,567,626
Repayments of notes payable	(3,332,914)	(3,050,231)
Net cash provided by financing activities	75,229,519	12,117,395
Net increase (decrease) in cash and cash equivalents	59,695,199	(894,283)
Cash and cash equivalents – beginning of period	9,541,361	6,007,928
Cash and cash equivalents – end of period	$69,236,560	$5,113,645
Supplemental disclosures of cash flow information
Interest paid, net of amounts capitalized	$—	$—
Taxes paid	$250,000	$100,000
Supplemental disclosures of non-cash transactions
Purchase of real estate with note payable to land seller	$17,000,000	$—

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)

In this earnings release, we utilize certain non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they, and similar measures, are useful to management and investors in evaluating the company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following tables reconcile homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful, as it isolates the impact leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended March 31,
	2014	%	2013	%
Homebuilding
Home sales revenue	$5,051,320	100.0%	$4,666,531	100.0%
Cost of home sales	3,982,138	78.8%	3,729,627	79.9%
Homebuilding gross margin	1,069,182	21.2%	936,904	20.1%
Add: interest in cost of home sales	5,100	0.1%	73,427	1.6%
Adjusted homebuilding gross margin	$1,074,282	21.3%	$1,010,331	21.7%
Homebuilding gross margin percentage	21.2%		20.1%
Adjusted homebuilding gross margin percentage	21.3%		21.7%

Unconsolidated Joint Ventures - Homebuilding
Home sales revenue	$21,499,838	100.0%	$30,764,001	100.0%
Cost of home sales	15,819,153	73.6%	22,537,742	73.3%
Homebuilding gross margin	5,680,685	26.4%	8,226,259	26.7%
Add: interest in cost of home sales	144,875	0.7%	744,580	2.4%
Adjusted homebuilding gross margin	$5,825,560	27.1%	$8,970,839	29.1%
Homebuilding gross margin percentage	26.4%		26.7%
Adjusted homebuilding gross margin percentage	27.1%		29.1%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	March 31,	December 31,
	2014	2013
Notes payable	$34,301,117	$17,883,338
Equity, exclusive of non-controlling interest	142,417,047	64,355,719
Total capital	$176,718,164	$82,239,057
Ratio of debt-to-capital (1)	19.4%	21.7%

Notes payable	$34,301,117	$17,883,338
Less: cash, cash equivalents and restricted cash	69,961,901	9,671,576
Net debt	—	8,211,762
Equity, exclusive of non-controlling interest	142,417,047	64,355,719
Total capital	$142,417,047	$72,567,481
Ratio of net debt-to-capital (2)	—%	11.3%

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing notes payable by the sum of total notes payable plus equity, exclusive of non-controlling interest.

(2)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is notes payable less cash to the extent necessary to reduce the debt balance to zero) by total capital, exclusive of non-controlling interest. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our notes payable, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt-to-capital does not take into account our liquidity and we believe that the ratio net of cash provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information. See the table above reconciling this non-GAAP financial measure to the ratio of debt-to-capital.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)
The following table calculates the non-GAAP measure of Adjusted EBITDA and reconciles those amounts to net income (loss), as reported and prepared in accordance with GAAP. EBITDA means net income (loss) before (a) interest expense, (b) income taxes, (c) depreciation and amortization and (d) expensing of previously capitalized interest included in costs of home sales. Adjusted EBITDA is defined as EBITDA before non-recurring, non-cash charges, and stock-based compensation expense. Other companies may calculate Adjusted EBITDA (or similarly titled measures) differently. We believe Adjusted EBITDA is useful in measuring the Company’s ability to service debt and obtain financing.

	Three months ended March 31,
	2014	2013
Net income	$1,570,711	$187,682
Interest expense:
Interest incurred	240,517	273,999
Interest capitalized	(240,517)	(273,999)
Interest in cost of home sales	5,100	73,427
(Benefit of) provision for income taxes	(1,412,020)	64,745
Depreciation and amortization	62,068	40,985
EBITDA	225,859	366,839
Abandoned project costs	86,104	159,587
Amortization of stock-based compensation	678,376	118,750
Adjusted EBITDA	$990,339	$645,176
The following table reconciles net cash used in operating activities, as reported and prepared in accordance with GAAP, to Adjusted EBITDA:

	Three months ended March 31,
	2014	2013
Net cash used in operating activities	$(13,164,711)	$(1,629,224)
Interest in cost of home sales	5,100	73,427
Current income tax provision	30,513	64,745
Equity in net income of unconsolidated joint ventures	773,220	271,856
Distributions of earnings from unconsolidated joint ventures	(1,074,526)	(333,406)
Changes in operating assets and liabilities:
Restricted cash	595,126	(26,058)
Contracts and accounts receivable	5,499,414	(1,252,024)
Due from affiliates	229,798	(51,160)
Real estate inventories	13,232,467	634,559
Other assets	(2,067,697)	750,648
Accounts payable	(7,265,130)	1,725,027
Accrued expenses and other liabilities	4,196,765	416,786
Adjusted EBITDA	$990,339	$645,176